UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  April 16, 2012

Consolidated-Tomoka Land Co.

(Exact name of registrant as specified in its charter)

Florida (State or other jurisdiction of incorporation)	001-11350 (Commission File Number)	59-0483700 (IRS Employer Identification No.)
	1530 Cornerstone Boulevard, Suite 100 Daytona Beach, Florida (Address of principal executive offices)	32117 (Zip Code)
Registrant’s telephone number, including area code: (386) 274-2202
Not Applicable (Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 16, 2012, Consolidated-Tomoka Land Co. (the “Company”) announced the appointment of Mark E. Patten as Senior Vice President and Chief Financial Officer of the Company, effective April 16, 2012.  The press release issued by the Company announcing the appointment of Mr. Patten is filed with this Current Report on Form 8-K as Exhibit 99.1.

In connection with Mr. Patten’s appointment as Senior Vice President and Chief Financial Officer, the Company entered into an employment agreement (the “Employment Agreement”) with Mr. Patten.  The material elements of the Employment Agreement are as follows:

•	Base Salary: Mr. Patten’s base salary is set at an annual rate of $200,000.

•
Performance Bonus: For each fiscal year during his employment, Mr. Patten will be eligible to earn an annual bonus. The bonus will vary between zero and 50% of Mr. Patten’s base salary, and will be determined by the Board, based on the attainment of corporate and individual performance goals as determined by the Board. Because Mr. Patten is joining the Company mid-fiscal year, his bonus will be pro-rated for the fiscal year ending December 31, 2012, based on the number of months worked during this year.

•
Severance Benefits: If, after a change in control of the Company (as defined in the Employment Agreement), Mr. Patten’s employment is terminated by the Company other than for cause (as defined in the Employment Agreement) or Mr. Patten voluntarily terminates employment for good reason (as defined in the Employment Agreement), he will receive separation pay in an amount equal to 100% of then-current base salary in one lump sum payment on the forty-fifth day after the date of termination of his employment, conditioned upon the delivery of a release of claims reasonably acceptable to the Company.

In connection with Mr. Patten’s appointment as Senior Vice President and Chief Financial Officer of the Company, the Board has authorized grants of the following equity awards, effective April 16, 2012:

•
Non-Qualified Stock Option Award: Pursuant to the Consolidated-Tomoka Land Co. Nonqualified Stock Option Award Agreement between the Company and Mr. Patten (the “Stock Option Award Agreement”), Mr. Patten will be granted an option to purchase 10,000 shares of Company common stock under the Company’s 2010 Equity Incentive Plan (the “2010 Plan”), with an exercise price per share equal to the fair market value on the grant date. One-third of the option will vest on each of the first, second and third anniversaries of the grant date, provided Mr. Patten is an employee of the Company on those dates. In addition, any unvested portion of the option will vest upon a change in control. The option expires on the earliest of (a) the tenth anniversary of the grant date, (b) twelve months after Mr. Patten’s death or termination for disability, or (c) thirty days after the termination of Mr. Patten’s employment for any reason other than death or disability.

•
Restricted Share Award: Pursuant to the Consolidated-Tomoka Land Co. Restricted Stock Award Agreement between the Company and Mr. Patten (the “Restricted Share Award Agreement”), Mr. Patten will be granted 17,000 shares of restricted Company common stock under the 2010 Plan. The restricted shares will vest in six increments, with the first two increments being 2,500 shares each and the last four increments being 3,000 shares each, upon the price per share of Company common stock during the term of Mr. Patten’s employment (or within 60 days after termination of his employment for any reason other than by death, disability, for cause, or due to Mr. Patten’s voluntary resignation) meeting or exceeding the greater of $36.00 or 120 percent of the trailing 7-day average preceding the grant date for the first increment, and the price per share meeting or exceeding target trailing 60-day average closing prices ranging from $40.00 per share for the second increment to $65.00 per share for the final increment. If any increment of the restricted shares fails to satisfy the applicable stock price condition prior to six years from the grant date, that increment of the restricted shares will be forfeited.

The foregoing descriptions of the Employment Agreement, the Stock Option Award Agreement and the Restricted Share Award Agreement are qualified in their entirety by the text of the Employment Agreement, the Stock Option Award Agreement and the Restricted Share Award Agreement, copies of which are attached to this Form 8-K as Exhibits 10.1, 10.2 and 10.3, respectively, and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

10.1	Employment Agreement by and between Consolidated-Tomoka Land Co. and Mark E. Patten, made and entered into as of April 16, 2012.

10.2	Consolidated-Tomoka Land Co. Nonqualified Stock Option Award Agreement between Consolidated-Tomoka Land Co. and Mark E. Patten, made as of April 16, 2012.

10.3	Consolidated-Tomoka Land Co. Restricted Share Award Agreement by and between Consolidated-Tomoka Land Co. and Mark E. Patten, made as of April 16, 2012.

99.1	Press Release dated April 16, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 17, 2012
Consolidated-Tomoka Land Co. By: /s/ John P. Albright John P. Albright, President and Chief Executive Officer